UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On May 22, 2008, Thornburg Mortgage, Inc. (which is referred to as the “Company”) posted the following document on its internet Web site for the benefit of its shareholders entitled to vote at the Company’s 2008 Annual Meeting. The following document replaces the previously posted “Timeline of the Crisis” page on the Company’s Web site and corrects a typo in the previously posted page.

Timeline of the Crisis

Beginning in August of 2007, we were forced to make a series of difficult decisions when financing for mortgage-backed securities and mortgage loans became difficult to obtain due to the almost total collapse of the secondary mortgage market where we secure financing for our acquired and originated adjustable-rate mortgage assets. We met these challenges by taking a number of initiatives in the third quarter of 2007, including the sale of $21.9 billion of our mortgage assets, the pay-down of approximately $21.4 billion of operating debt, the termination of $44.0 billion of interest rate hedging instruments, and the completion of a preferred stock capital raise of $545.3 million. However, beginning on February 14, 2008, mortgage-backed securities prices once again declined significantly, and there was a deterioration in the liquidity and market prices for high quality mortgage-backed securities in our portfolio. This made it difficult for us to obtain financing, and, as a result of these declining prices, we were also subject to margin calls and margin increases on these collateralized financings.

What follows is a timeline of the events in 2008 that added to the recent mortgage industry crisis and what our management team did in its attempt to preserve the company.

Thursday, February 14

Mortgage-backed securities prices once again declined significantly, and there was a deterioration in the liquidity and market prices for high quality mortgage-backed securities in our portfolio.

Friday, February 15

Due to the falling market value of mortgage-backed securities, Thornburg Mortgage’s $2.9 billion of super senior, credit-enhanced mortgage-backed securities, all of which were rated “AAA” and backed by Alt-A mortgage collateral, become subject to margin calls. However, these securities had not realized any credit losses.

Thursday, February 14 through Wednesday, February 27

Thornburg Mortgage meets margin calls from certain of its reverse repurchase agreement lenders totaling more than $300 million.

(Select image to enlarge)

Thursday, February 28

JPMorgan Chase Bank, N.A., one of Thornburg Mortgage’s reverse repurchase agreement lenders, delivers a notice of an event of default under its reverse repurchase agreement after the company failed to satisfy a margin call in the amount of approximately $28 million. The aggregate amount of proceeds lent to the company under the JPMorgan Chase Bank, N.A. reverse repurchase agreement was approximately $320 million.

Monday, March 3

In a letter dated March 3, 2008, Thornburg Mortgage receives a notice of an event of default from Natixis Securities North America Inc. after failing to meet a margin call of $6 million. The aggregate amount of proceeds lent to the company under the Natixis agreement was approximately $163 million. The company also receives a notice of an event of default from ING Financial Markets LLC, dated March 3, 2008, after failing to repurchase approximately $70 million in AAA-rated securities. The aggregate amount of the proceeds lent to the company under the ING reverse repurchase agreement was approximately $707 million.

Thornburg Mortgage completes a collateralized mortgage debt transaction collateralized by $992 million of the company’s prime hybrid ARM loans. While this transaction does not provide cash to the company, it does allow Thornburg Mortgage to permanently finance loans in a manner that is not subject to margin calls and also reduces the company’s borrowings under its ARM loan warehouse financing lines by approximately $920 million.

(Select image to enlarge)

Tuesday, March 4

In a letter dated March 4, 2008, Thornburg Mortgage receives a notice of event of default from Goldman, Sachs & Co. after failing to meet a margin call of approximately $54 million. The aggregate amount of proceeds lent under the Goldman Sachs reverse repurchase agreement was approximately $550 million.

Thursday, March 6

Thornburg Mortgage’s outstanding margin calls total $610.0 million, significantly exceeding the company’s available liquidity. From December 31, 2007 through March 6, 2008, Thornburg Mortgage receives $1.8 billion in margin calls. Through March 6, Thornburg Mortgage satisfied $1.2 billion of those margin calls primarily by using its available liquidity, principal and interest payments and proceeds from asset sales. As a result of prior margin calls, Thornburg Mortgage does not have sufficient liquidity to meet the remaining amount.

Friday, March 7

Thornburg Mortgage announces that it has received a letter, dated March 4, 2008, from its independent auditor, KPMG LLP, stating that no further reliance should be placed on the auditors’ reports, dated February 27, 2008, on (1) the company’s consolidated financial statements as of December 31, 2007 and 2006 and for each of the years in the two year period ended December 31, 2007, (2) its financial statement schedule – mortgage loans on real estate and (3) its effectiveness of internal control over financial reporting as of December 31, 2007, that were contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Thornburg

Mortgage’ Board of Directors Board of Directors determines that the financial statements for the year ended December 31, 2007 should be restated. The company notes that difficult market conditions resulted in a significant deterioration in the prices of mortgage-backed collateral, which combined with a liquidity position under heavy pressure from increased margin calls by its reverse repurchase agreement lenders, a portion of which the company has been unable to meet, have raised substantial doubt about the company’s ability to continue as a going concern.

Tuesday, March 11

Thornburg Mortgage files an amended 10-K, restating its consolidated financial statements for the year ended December 31, 2007, due to adverse developments in the mortgage finance and credit markets since August 2007 that have resulted in a significant deterioration of market prices of the company’s mortgage-backed securities. The amended 10-K reflects that the company’s total impairment charge is $676.6 million for the year ended December 31, 2007. The company also states that it may not have the ability to hold certain of its securitized ARM loans to maturity.

Additionally, the company receives a notice of event of default from Morgan Stanley & Co. Incorporated after failing to meet a margin call of approximately $9 million. The notice states that Morgan Stanley has exercised or will exercise its rights under the reverse repurchase agreement. The aggregate amount of the proceeds lent to the company under the reverse repurchase agreement was approximately $49 million.

Thursday, March 13

The company sells mortgage-backed securities, primarily rated AAA, from its portfolio. At March 13, 2008, the company had completed sales of more than 150 mortgage-backed securities for which it received aggregate proceeds of approximately $3.0 billion. Each of these sales was individually insignificant, but, in the aggregate, constituted a significant amount of the company’s assets. The company is unable to identify the purchasers of the mortgage-backed securities since the securities were sold through securities dealers.

Monday, March 17

On March 17, 2008, Thornburg Mortgage enters into an override agreement with five of its remaining counterparties and their affiliates, including Greenwich Capital Markets, Inc., Royal Bank of Scotland PLC, Greenwich Capital Derivatives Inc., Bear Stearns Investment Products Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, UBS Securities LLC and Credit Suisse International, to its reverse repurchase, securities lending and auction swap agreements. As part of the Override Agreement, the company’s remaining reverse repurchase agreement lenders agree to suspend for 364 days their rights to invoke margin calls and related rights under the company’s reverse repurchase, securities lending and auction rate swap agreements with them. The continued effectiveness of the Override Agreement is contingent upon a variety of factors that are specified in the Override Agreement, one of the most significant of which is that, Thornburg Mortgage must raise $1 billion in new capital.

Wednesday, March 19

Thornburg Mortgage attempts a public offering of $1 billion in convertible senior subordinated notes. However, the proposed offering fails to attract enough investor interest to satisfy the capital-raise condition of the override agreement. The Board of Directors continues considering other alternatives, including financing certain unencumbered assets, publicly offering for sale preferred stock and convertible debt, declaring bankruptcy, liquidating all of Thornburg Mortgage’s assets and selling the company to another company, but the Board determined that each of these alternatives was either unavailable, insufficient to pay all margin calls and provide sufficient reserves to cover additional margin calls, insufficient to meet the terms of the Override Agreement or even more dilutive to shareholders.

Monday, March 24

With the override agreement deadline rapidly approaching and with no other investors offering viable term sheets, Thornburg Mortgage receives a proposal from MatlinPatterson, in which MatlinPatterson would agree to participate as the lead investor in a private placement of up to $1.35 billion in senior subordinated secured notes due in 2015, warrants to purchase shares of the company’s common stock and participations in the principal of a specific mortgage-backed securities portfolio.

Tuesday, March 25

Thornburg Mortgage announces that it will commence the private placement described above.

Thursday, March 27

As Thornburg Mortgage’s management team negotiates the terms of the private placement, the company announces that its reverse repurchase agreement financing partners have extended (to March 28, 2008) the deadline for raising $1 billion in new capital.

Friday, March 28

Thornburg Mortgage announces that it has been granted an additional extension by its reverse repurchase agreement financing partners through March 31, 2008, to raise a minimum of $1 billion in new capital under the Override Agreement the company entered into with five of its remaining reverse repurchase agreement counterparties.

Monday, March 31

Thornburg Mortgage completes the private placement.

While the proceeds of this transaction allow the company to meet its immediate financial obligations with its reverse repurchase lenders, the company now needs to obtain shareholder approval of two amendments to its charter and to successfully complete other conditions of the financing transaction in order to put itself in a position to resume normalized business operations.